Exhibit 10.21(b)
EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT
THIS EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is entered into as of ____________ __, 20__ (the “Effective Date”), between The Hershey Company, a Delaware corporation (“Employer” or “Hershey”), and the undersigned employee of Employer (“Employee”). This Agreement extends not only to Employee and Hershey, but also to Hershey’s past and present affiliated and related companies, subsidiaries, joint ventures, affiliated entities, parent companies and its and their respective successors and assigns, its and their past, present and future benefit and severance plans, including the Equity and Incentive Compensation Plan (“EICP”), and its and their representatives, agents, trustees, officials, shareholders, officers, directors, employees, attorneys, benefit plan administrators and fiduciaries, both past and present, in their individual or representative capacities, and all of their successors and assigns (collectively with Hershey, the “Company”).
WHEREAS, Employee currently serves or is being hired or promoted to serve Hershey and has received and/or is eligible to receive current and future Options, RSU and/or PSU (as defined below) awards under the Long Term Incentive Program of the EICP or any similar or successor plan and/or is currently a participant in, or may become a participant in, the DB SERP and/or DC SERP (as defined below).
WHEREAS, Employer possesses certain valuable confidential, proprietary and/or trade secret information (collectively, “Confidential Information,” as further defined below) that gives Employer a competitive advantage.
WHEREAS, Employer has developed and maintained, at substantial expense and over a considerable period of time, Business Relationships.
WHEREAS, as a result of Employee’s past, future, and/or continued employment, Employee has been and/or will be and/or will continue to be given access to, and has and/or will continue to assist in, the development and maintenance of Employer’s Confidential Information and Business Relationships, it is the parties’ intent to continue to safeguard such Confidential Information and Business Relationships both during and after the term of Employee’s employment with Employer.
WHEREAS, Employer’s reputation and present and future competitive position are dependent upon Employer’s ability to protect its interests in such Confidential Information and Business Relationships.
WHEREAS, should Employee’s employment with Employer be terminated for any reason whatsoever, Employer desires: (1) to protect its Confidential Information; (2) to prevent the Employee from using or disclosing to others such Confidential Information; and (3) to limit Employee’s ability to solicit other employees, customers, suppliers, agents, licensees or licensors of Employer.
NOW, THEREFORE, in consideration of (i) Employer employing Employee, (ii) Employer providing and continuing to provide Employee access to such Confidential Information and Business Relationships, (iii) Employer making Option awards, PSU awards, RSU awards and/or other equity awards to Employee under the next cycle and/or any future cycles in which Employee is eligible to participate, (iv) if applicable, Employer permitting Employee to participate in and be eligible to receive amounts in the future under defined benefit or defined contribution supplemental Employee retirement plans (DB SERP or DC SERP, as applicable), and/or (v) other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee agree as follows:
1.Scope. Employee agrees that he/she is entering into this Agreement knowingly and voluntarily on Employee’s own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that Employee has now or may have in the future. Employee also agrees that this Agreement extends not only to Employee and Hershey, but also to the Company.

2.    Definitions.
(a)     “Business Relationships” means the Company’s relationships with customers, suppliers, agents, licensees, licensors and others that likewise give the Company a competitive advantage.
(b)     “Competing Business” means any business, person, entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization that (i) conducts or is planning to conduct a business similar to and/or in competition with any business conducted or planned by the Company and for which Employee was employed or performed services in a job or had knowledge of the operations of such business(es) over the last two (2) years of Employee’s employment with the Company, or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by the Company and for which Employee was employed or performed services in a job or had knowledge of the operations of such business(es) of the Company during the two (2) years prior to Employee’s Termination of Employment. Employee acknowledges that Employee will be deemed to have such knowledge if Employee received, was in possession of or otherwise had access to Confidential Information (as defined below) regarding such business. For purposes of illustration only, Employee acknowledges and understands that each of the corporations, or entities (and any related entities, subsidiaries, affiliates or successors) set forth on the Addendum attached hereto is a Competing Business as of the date hereof. Employee further acknowledges and agrees that the Addendum attached hereto is not an exhaustive list and is not intended to include all of the Company’s current or future competitors, which Employee acknowledges may include other persons or entities in the future. Employee further acknowledges and understands that if Employee has any question about whether any prior position which Employee has held at the Company over the last two (2) years subjects Employee to specific restrictions, and will be used to identify Competing Business(es), Employee should contact Employee’s Human Resource representative.
(c)    “Confidential Information” means trade secrets and other confidential and proprietary information relating to the Company’s business, including, but not limited to, information about Hershey’s manufacturing processes; manuals, recipes and ingredient percentages; engineering drawings; product and process research and development; new product information; cost information; supplier data; strategic business information; information related to Hershey’s legal strategies or legal advice rendered to Hershey; marketing, financial and business development information, plans, forecasts, reports and budgets; customer information; new product strategies, plans and project activities; and acquisition and divestiture strategies, plans and project activities.
(d)    “Material Contact” means contact for the purpose of furthering the Company’s business.
(e)    “Options”, “RSU” and “PSU” shall mean stock options, restricted stock unit/restricted stock awards and performance stock unit/performance stock awards, respectively, granted under the EICP.
(f)    “Termination of Employment” means any separation from employment with the Company regardless of the reason, including any voluntary and involuntary reason. The termination date for purposes of this Agreement shall be the last day of Employee’s employment.
(g)    “DB SERP” means The Hershey Company Amended and Restated (2007) Supplemental Executive Retirement Plan, as amended by Hershey from time to time.
(h)    “DC SERP” means The Hershey Company Defined Contribution Executive Retirement Plan, as amended by Hershey from time to time.
3.    Non-Disclosure of Confidential Information. Employee acknowledges that due to the nature of his/her employment and the position of trust that he/she holds or will hold with Employer, he/she will have access to, learn, be provided with, and in some cases will prepare and create for Employer, Confidential Information. Employee acknowledges and agrees that Confidential Information, whether or not in written form, is the exclusive property of Employer, that it has been and will continue to be of critical importance to the business of Employer, and that the disclosure of it will cause Employer substantial and irreparable harm. Accordingly, Employee will not, either during his/her employment or at any time after the Termination of Employment, use or disclose any Confidential Information relating to the business of Employer which is not generally available to the public. Notwithstanding the foregoing provisions of this Paragraph 3, Employee may disclose or use any such information (i) when such disclosure or use may be required or appropriate in the good faith judgment of Employee in the course of performing his/her duties to Employer and in accordance with Employer policies and procedures, (ii) when required by a court of law, by any governmental agency having supervisory authority over Employee or the business of Employer, or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, or (iii) with the prior written consent of Employer’s General Counsel. Notwithstanding anything herein to the contrary, Employee understands and agrees that his/her obligations under this Agreement shall be in addition to, rather than in lieu of, any obligations Employee may have under any applicable statute or at common law.
Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against Employer for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
4.    Non-Competition. Employee acknowledges that due to the nature of his/her employment with Employer, he/she has and will have access to, contact with, and Confidential Information about the Company’s business and Business Relationships. Employee acknowledges that Employer has incurred considerable expense and invested considerable time and resources in developing its Confidential Information and Business Relationships, and that such Confidential Information and Business Relationships are critical to the success of Employer’s business. Accordingly, both (i) during the term of his/her employment with the Company, and (ii) for a period of twelve (12) months following the Termination of Employment, Employee, except in the performance of his/her duties to Employer, shall not, without the prior written consent of Employer’s Chief Human Resources Officer, directly or indirectly serve or act in a consulting, employee or managerial capacity, or engage in oversight of any person who serves or acts in a consulting, employee or managerial capacity, as an officer, director, employee, consultant, advisor, independent contractor, agent or representative of a Competing Business. This restriction shall apply to any Competing Business that conducts business or plans to conduct business in the same or substantially similar geographic area in which Employee was employed or, directly or indirectly, performed services for the Company during the two (2) years prior to his/her Termination of Employment. Employee acknowledges (i) that the Company’s business is conducted throughout the United States and the world, (ii) notwithstanding the state of incorporation or principal office of Hershey, it is expected that the Company will have business activities and have valuable Business Relationships within its industry throughout the United States and around the world, and (iii) as part of Employee’s responsibilities, Employee has conducted or may conduct business throughout the United States and around the world in furtherance of the Company’s business and its relationships.
1.    Non-Solicitation. Employee acknowledges that the Company has invested and will invest significant time and money to recruit and retain its employees and to develop valuable, continuing relationships with existing and prospective clients and customers of the Company. Accordingly, recognizing that Employee has obtained and will obtain valuable information about employees of the Company and their respective talents and areas of expertise and information about the Company’s customers, suppliers, business partners, and/or vendors and their requirements, Employee agrees both (i) during the term of his/her employment, and (ii) for a period of twelve (12) months following his/her Termination of Employment, Employee, except in the performance of his/her duties to Employer, shall not directly or indirectly (including as an officer, director, employee, consultant, advisor, agent or representative), for himself/herself or on behalf of any other person or entity:
(a)    for any purpose that is in competition with any of the aspects of the Company’s business, solicit, take away or engage, or participate in soliciting, taking away or engaging, any customers, suppliers, agents, licensees or licensors of the Company with whom Employee had contact while employed by Employer, or about whom Employee had access to Confidential Information as a result of Employee’s employment; or
(b)     recruit, hire, or attempt to recruit or hire, or solicit or encourage to leave their employment with the Company (either directly or by assisting others), any Company employee with whom Employee had Material Contact during the last two (2) years of Employee’s employment with Hershey. Notwithstanding the foregoing, this paragraph shall not be violated by (i) general advertising or solicitation not specifically targeted at employees of the

Company, or (ii) actions taken by any person or entity with which Employee is associated if Employee is not directly or indirectly involved in any manner in the matter and has not identified such employee of the Company for recruiting or solicitation. If Employee should wish to discuss possible employment with any then-current employee of the Company during the period set forth above, Employee may request written permission to do so from the Employer’s Chief Human Resources Officer who may, in his/her sole and absolute discretion, grant a written exception to the no solicitation covenant set forth in this paragraph 5(b); provided, however, that Employee shall not discuss any such employment possibility with any such employee unless and until such permission is received.
2.    Non-Disparagement. Both (i) during the term of his/her employment with Employer, and (ii) following his/her Termination of Employment, Employee shall not make any public statements that disparage the Company, its employees, officers, directors, products or services, provided that, notwithstanding the foregoing, truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), normal competitive-type statements, and statements made in the good faith performance of the Employee’s duties to Employer shall not constitute a violation of this clause. For purposes of this provision, “disparage” means to express a negative opinion, speak of in a slighting way, or belittle.
3.    Return of Materials. Upon Termination of Employment, Employee shall return to Employer all Company property that Employee has in his/her possession, including but not limited to any materials relating to or containing Confidential Information or information about Business Relationships that Employee obtained through Employee’s employment with Employer.
4.    Cooperation. Employee agrees that, at any time after Employee’s Termination of Employment, he/she will cooperate with the Company in (i) all investigations of any kind, (ii) helping to prepare and review documents and meetings with Company attorneys, and (iii) providing truthful testimony as a witness or a declarant during discovery and/or trial in connection with any present or future court, administrative, agency or arbitration proceeding involving the Company and with respect to which Employee has relevant information.
5.    Violation of Paragraphs 3, 4, 5, 6, 7 or 8. Employee acknowledges Employer’s valid and protectable interest in aligning the long-term interests of valued employees with those of Employer by providing Employee an ownership interest in the Employer through the EICP and other incentive programs and otherwise, and likewise acknowledges Employer’s valid and protectable interest in preventing former employees whose interests become adverse to the Employer from maintaining an ownership or other interest in the Employer. Accordingly, Employee agrees that if he/she violates any of Paragraphs 3, 4, 5, 6, 7 or 8 above (the date on which any such violation occurs is the “Date of Breach”), such violation could cause immediate harm to Employer and that Employer may, in its sole discretion, in addition to any other remedies available to it at law (including without limitation monetary damages) or in equity (including without limitation temporary, preliminary and/or permanent injunctive relief):
(a)    cancel any unvested portion of any and all PSU and RSU awards;
(b)    cancel any unexercised stock options;
(c)    require Employee to pay Employer the full value of any benefits received by Employee during the period twelve (12) months prior to Employee’s Termination of Employment through the Date of Breach, from (i) PSUs, (ii) RSUs, and (iii) the exercise of any options;
(d)    cancel any unpaid benefits of Employee under the DB SERP and DC SERP; and/or
(e)    require Employee to pay Employer the full value of any benefits already received by Employee under the DB SERP or DC SERP (including for this purpose amounts that would have been received but for Employee’s election to defer such amounts under the Deferred Compensation Plan).
6.    Employee acknowledges that a remedy at law for any breach or threatened breach of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. Employee acknowledges and agrees that the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of this Agreement, and that money damages would not be an adequate remedy. Employee acknowledges and agrees that a violation of this Agreement would cause irreparable harm to the Company. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies available by law or equity. If a court determines that Employee has breached or threatened to breach this Agreement, Employee agrees to reimburse the Company for all reasonable attorneys’ fees and costs incurred in enforcing such terms. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies, which may include, but not be limited to, contract damages, lost profits and punitive damages. Employee further agrees that in the event he/she later believes that any provision hereof is not enforceable for any reason, Employee will not act in violation of any such provision until such time as a court of competent jurisdiction enters a final judgment with respect to enforceability.
7.    Entire Agreement. Employee acknowledges and agrees that (a) this Agreement includes the entire agreement and understanding between the parties with respect to the subject matter hereof, and may be amended, modified or changed only by a written instrument executed by Employee and Employer, and (b) violation of Paragraphs 3, 4, 5, 6, 7 or 8 hereof may cause Employee to lose the right to receive, or may obligate Employee to repay to Employer, amounts awarded or accrued under various plans and programs of Employer as described herein. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
8.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. Employee expressly consents that: (a) any action or proceeding relating to a breach or the enforceability of this Agreement will be brought only in the federal or state courts, as appropriate, located in the Commonwealth of Pennsylvania; and (b) any such action or proceeding will be heard without a jury. Employee expressly waives the right to bring any such action in any other jurisdiction and to have such action heard before a jury regardless of where such action is filed.
(b)    All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:
If to Employer:
The Hershey Company
100 Crystal A Drive
Hershey, Pennsylvania 17033
ATTN: Senior Vice President, Chief Human Resources Officer
If to Employee:
At the address set forth with the signature below,
or to such other address as either party shall have furnished to the other in writing in accordance herewith.
(c)    If a court of competent jurisdiction determines that any provision of this Agreement is unenforceable as written, that provision will be enforceable to the maximum extent permitted by law and will be reformed by the court to make the provision enforceable in accordance with the Company’s intent and applicable law.
(d)    The Company’s failure to enforce any provision of this Agreement will not be interpreted as a waiver of its right to enforce that provision in the future.
(e)    Employee agrees that while employed and during the twelve (12) months following Termination of Employment, Employee will notify any future employers of Employee’s obligations under this

Agreement and authorizes Employer to provide notice of the provisions of this Agreement to any future employers of Employee.
(f)    Employee represents that Employee is free to enter into this Agreement and is not currently bound by any post-employment restrictive covenants of any former employer that would restrict or prohibit Employee from performing Employee’s duties for Employer. Employee further represents that Employee’s employment with Employer will not, to the best of Employee’s knowledge, require Employee to inevitably disclose any confidential information of any prior employer and that Employee will not disclose to the Company confidential information of a prior employer in violation of the terms of any binding non-disclosure obligation or applicable law.
(g)    Employee acknowledges and agrees that the restrictions set forth in Paragraphs 3, 4, 5, 6, 7 and 8 of this Agreement are reasonable and necessary for the protection of the Company’s Confidential Information and Business Relationships, and do not impose any undue economic hardship on Employee or otherwise preclude Employee from obtaining gainful employment should Employee cease to be employed by the Employer.
(h)    Employee understands and agrees that nothing in this Agreement shall be construed in any way as an agreement or guarantee of employment. Employee also understands and agrees that while he or she is eligible to receive awards under the EICP and/or amounts under the DB SERP and/or DC SERP, the granting of any such awards and/or receipt of amounts under such awards or plans is subject to the terms and conditions of the awards, EICP and such plans, and that nothing set forth herein shall be deemed to guarantee to Employee any specific amount of awards or compensation will be made to or earned by Employee.
EMPLOYEE HAS READ AND REVIEWED THIS AGREEMENT IN ITS ENTIRETY AND HAS BEEN GIVEN AN OPPORTUNITY TO ASK QUESTIONS ABOUT IT AND TO CONSULT WITH AN ATTORNEY. EMPLOYEE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT AND KNOWINGLY AND FREELY AGREES TO ABIDE BY THEM.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

EMPLOYEE:

_______________________________________ Print Name and Address: Sample Person Street Address City, State / Province, Country

EMPLOYER:
The Hershey Company, a Delaware corporation
By: _____________________________________________ Senior Vice President, Chief Human Resources Officer

ADDENDUM TO EMPLOYEE CONFIDENTIALITY
AND RESTRICTIVE COVENANT AGREEMENT

Pursuant to Paragraph 2(b) of your Employee Confidentiality and Restrictive Covenant Agreement, this Addendum contains a list, for illustration purposes only, of specific competitors that are considered a Competing Business as that term is used in your Agreement and are therefore covered by the restrictions contained in your Agreement. This list is not an exhaustive list and is not intended to include all of the Company’s current or future competitors, which you acknowledge in Paragraph 2(b) of your Agreement may include other persons or entities in the future.

Based on your role and responsibilities with [The Hershey Company] as [Insert Job], the following companies are considered key competitors to the Company, and therefore, fall within the definition of a Competing Business as that term is used in your Agreement:

[Insert Key Competitors]

As previously noted, this is not an exhaustive list and there may be current and future persons or other entities that would meet the definition of a Competing Business as set forth in your Agreement. In addition, pursuant to Paragraph 2(b) of your Agreement, please note that the term Competing Business as defined in your Agreement will include competitors of any business of the Company in which you have worked in a job during the last two (2) years of your employment with the Company. Accordingly, if you worked in multiple positions during your tenure, it is very likely that the Competing Businesses subject to restriction under the terms of your Agreement will be broader than the above illustrative list. If you have questions about whether any prior position which you have held over the last two (2) years subjects you to similar restrictions, and will be used to identify Competing Business(es), you should contact your Human Resource representative.